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                          NEW ENGLAND BANCSHARES, INC.
                               855 Enfield Street
                                Enfield, CT 06082

For Immediate Release

CONTACT:  Scott D. Nogles, Chief Financial Officer
          (860) 253-5200

            New England Bancshares, Inc. Reports Strong Asset Growth
              and Results for the Three Months Ended June 30, 2009

ENFIELD, CT, July 31, 2009- New England Bancshares, Inc. (the "Company") (NASDAQ
GM: NEBS), the holding company for New England Bank, reported a net loss for the quarter ended June 30, 2009 of $181,000, or $0.03 per diluted share as compared to net income of $452,000, or $0.08 per diluted share, reported for the same quarter a year ago.

Key Balance Sheet Changes at June 30, 2009 compared to March 31, 2009:

The June 30, 2009 balance sheet includes amounts from the acquisition of Apple Valley Bank & Trust, which was completed on June 8, 2009.

o Total assets increased $103.2 million, or 18.1%, to $674.9 million at June 30, 2009.
o Net loans increased $75.5 million, or 18.3%, to $489.1 million at June 30, 2009. This increase was comprised of a $37.8 million increase in residential mortgage loans, a $24.1 million increase in commercial mortgage loans, an $11.8 million increase in commercial business loans and a $2.0 million increase in construction loans.
o Deposits increased $94.8 million, or 22.6%, from $419.4 million at March 31, 2009 to $514.2 million at June 30, 2009. The increase is comprised of a $48.1 million increase in certificate of deposits, a $23.3 million increase in NOW and money market accounts, a $12.0 million increase in savings accounts and an $11.5 million increase in noninterest-bearing demand deposits. At June 30, 2009 certificates of deposit comprised 57.7% of deposits.

Key Items for the Quarter:

o The Company recorded $540,000 in FDIC insurance expense in the current quarter compared to $38,000 in the year ago period. The current year quarter expense includes $313,000 for the special FDIC assessment.
o Net interest margin, on a fully tax equivalent basis, was 2.84% for the quarter ended June 30, 2009 compared to 3.39% in the same quarter a year ago. The Company's margin has been negatively impacted by the historically low interest rates, including a Federal Funds rate which has a target between 0% and 0.25%. At June 30, 2009 the Company had $56.6 million of funds at the Federal Reserve Bank earning 0.25% which put downward pressure on the Company's margin. In addition, the Company has seen a decrease in the yield earned on loans from 6.48% for the quarter ended June 30, 2008 to 5.99% for the quarter ended June 30, 2009 due to the decrease in market rates and an increase in nonaccrual loans. See Asset Quality below.

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o     The Company  recorded  approximately  $220,000 in merger related  expenses during the quarter ended June 30, 2009; these expenses are not tax deductible. See Acquisition below.

o The Company recorded a provision for loan losses of $680,000 for the quarter ended June 30, 2009 compared to $148,000 for the quarter ended June 30, 2008. See Asset Quality below.

o The Company sold Riverside Investments, New England Bank's advisory and investment services division, during the current quarter and recognized a $175,000 gain on sale of the division.

o Capital remains strong with an equity to assets ratio of 9.9%. In addition New England Bank remains well capitalized with a Tier 1 capital ratio of 9.72%.

Asset Quality:

Total nonaccrual loans were $14.1 million at June 30, 2009, an increase of $2.2 million from $11.9 million at March 31, 2009. In addition, the Bank had $1.1 million in other real estate owned at June 30, 2009 compared to $141,000 at March 31, 2009. The allowance for loan losses as a percentage of gross loans outstanding decreased from 1.54% at March 31, 2009 to 1.30% at June 30, 2009. During the quarter the Company acquired Apple Valley Bank & Trust's ("Apple Valley") $60.2 million in net loans. In accordance with FASB Statement No. 141(R), the allowance for loan losses of Apple Valley was not consolidated into New England Bank's allowance for loan losses. Instead, individual loan book values were reduced by the estimated credit loss associated with the allowance for loan losses. If the $929,000 of allowance for loan losses of Apple Valley was consolidated into New England Bank's allowance, the ratio of allowance for loan losses to gross loans outstanding would have been 1.49% at June 30, 2009.

Acquisition:

On June 8, 2009 the Company completed its acquisition of Apple Valley Bank & Trust Company of Cheshire, Connecticut, and it was merged into New England Bancshares' wholly-owned banking subsidiary, New England Bank. Under the terms of the transaction, shareholders of Apple Valley Bank were entitled to elect to receive either one share of New England Bancshares common stock or $8.50 in cash for each share of Apple Valley Bank common stock, subject to an aggregate allocation of 60% stock and 40% cash. The Company issued 517,196 shares of New England Bancshares stock and paid $2.9 million to Apple Valley Bank & Trust stockholders.

Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Subject to applicable laws and regulation, the Company does not undertake - and specifically disclaims any obligation - to publicly release the results of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

New England Bancshares, Inc. is headquartered in Enfield, Connecticut, and operates New England Bank with fifteen banking centers servicing the communities of Bristol, Cheshire, East Windsor, Ellington, Enfield, Manchester, Plymouth, Southington, Suffield, Wallingford and Windsor Locks. For more information regarding New England Bank's products and services, please visit www.nebankct.com.

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                          Selected Financial Highlights
                                   (unaudited)
                  (dollars in thousands, except per share data)


Income Statement Data                         Three Months Ended June 30,
                                                 2009             2008
                                             ------------     ------------
Net interest and dividend income             $      3,883     $      3,877
Provision for loan losses                             680              148
Noninterest income                                    687              467
Noninterest expense                                 4,293            3,544
Net (loss) income                                    (181)             452
(Loss) earnings per share:
   Basic                                     $      (0.03)    $       0.08
   Diluted                                          (0.03)            0.08

Dividend per share                           $       0.02     $       0.03

Balance Sheet Data                          June 30, 2009      March 31, 2009
                                            -------------      --------------
Total assets                                 $    674,894     $    571,664
Total loans, net                                  489,076          413,566
Allowance for loan losses                           6,452            6,458
Total deposits                                    514,216          419,436
Repurchase agreements                              17,180           12,069
FHLB advances                                      66,033           66,833
Total equity                                       66,723           63,954
Book value per share(1)                             10.97            11.43
Tangible book value per share(2)                     7.89             8.41

Key Ratios                                        Three Months Ended June 30,
                                                     2009             2008
                                                     ----             ----
Return on average assets                            (0.03)%           0.34%
Return on average equity                            (0.28)%           2.64%
Net interest margin                                  2.84%            3.39%


(1) Calculation excludes unallocated ESOP shares and unvested incentive stock grants. Including these shares in the calculation causes book value per share to decrease to $10.44 and $10.83 at June 30, 2009 and March 31, 2009, respectively.
(2) Calculation excludes unallocated ESOP shares and unvested incentive stock grants. Including these shares in the calculation causes book value per share to decrease to $7.51 and $7.98 at June 30, 2009 and March 31, 2009, respectively.


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